REUBEN E. PRICE & CO.
                         PUBLIC ACCOUNTANCY CORPORATION
                                  FOUNDED 1942
                                703 MARKET STREET
                             SAN FRANCISCO, CA 94103
                                 (415) 982-3556
                               (415) 957-1178 FAX

January 30, 2001

Mr. Douglas P. Haffer, President
World Wide Wireless Communications, Inc.
520 Third Street, Suite 101
Oakland, California  94607

Dear Mr. Haffer:

Please accept this letter as our consent to include in your post-effective amendment on Form SB-2 our reports on World Wide Wireless Communications, Inc.'s consolidated balance sheet dated September 30, 2000 and the related consolidated statements of operations, consolidated statements of cash flows, and statements of stockholders' equity for the years ended September 30, 2000 and 1999.

Sincerely,

/s/  Reuben E. Price & Co.

REUBEN E. PRICE & CO.